UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 13, 2025

WAYFAIR INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36666	36-4791999
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Copley Place	Boston, MA	02116
(Address of principal executive offices)		(Zip Code)

(617) 532-6100

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	W	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Issuance of 7.750% Senior Secured Notes due 2030

On March 13, 2025, Wayfair LLC (the “Issuer”), a subsidiary of Wayfair Inc. (“Wayfair”), issued $700 million aggregate principal amount of 7.750% senior secured notes due 2030 (the “Notes”).

Wayfair used approximately $551 million of the net proceeds from the Notes offering to purchase approximately $578 million aggregate principal amount of its outstanding 1.00% convertible senior notes due 2026 (the “2026 Notes”) from certain investors that agreed to sell such 2026 Notes concurrent with the pricing of the Notes offering. The settlement date of the 2026 Notes repurchase is expected to occur on March 14, 2025. Wayfair intends to use the remainder of the net proceeds for general corporate purposes, which may include the repayment or repurchase of existing indebtedness including its outstanding 0.625% convertible senior notes due 2025 or additional 2026 Notes.

The Notes and related guarantees have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Notes were offered only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act. This Current Report on Form 8-K shall not constitute an offer to purchase, a solicitation of an offer to sell, or notice of redemption with respect to any of Wayfair’s outstanding convertible notes.

Indenture

The Notes were issued under an Indenture, dated March 13, 2025 (the “Indenture”), among the Issuer, the guarantors named therein (including Wayfair) and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent.

The Indenture provides, among other things, that the Notes will be senior secured obligations of the Issuer. Interest on the Notes is payable semi-annually, in arrears, on March 15 and September 15 of each year, commencing on September 15, 2025, at a rate of 7.750% per annum, until their maturity date of September 15, 2030. The Indenture contains covenants that restrict Wayfair’s ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	declare or pay dividends, redeem stock or make other distributions or restricted payments;

•	make certain investments;

•	create certain liens;

•	enter into certain transactions with affiliates;

•	agree to certain restrictions on the ability of Wayfair’s restricted subsidiaries to make certain payments;

•	sell or transfer certain assets; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the Issuer’s or its restricted subsidiaries’ assets.

These covenants are subject to a number of important limitations, qualifications and exceptions. In addition, certain of these covenants, including the limitation on indebtedness, will cease to apply to the Notes for so long as the Notes have investment grade ratings from any two of the prescribed rating agencies.

If a change of control occurs, the Issuer may be required to offer the holders of the Notes an opportunity to sell all or part of their Notes at a purchase price of 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. In addition, if Wayfair sells assets under certain circumstances, the Issuer may be required to make an offer to purchase a portion of the Notes.

At any time prior to September 15, 2027, the Issuer may on one or more occasions redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount of the Notes redeemed, plus a “make-whole” premium, as set forth in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. On or after September 15, 2027, the Issuer may on one or more occasions redeem the Notes, in whole or in part, at the applicable redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, at any time prior to September 15, 2027, the Issuer may on one or more occasions redeem up to 40% of the aggregate principal amount of the Notes with an amount equal to or less than the net cash proceeds received by the Issuer or Wayfair from certain equity offerings at a redemption price equal to 107.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Furthermore, at any time prior to September 15, 2027, the Issuer may redeem up to 10% of the aggregate principal amount of the Notes during any twelve-month period at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The Indenture provides for customary events of default, which include (subject in certain cases to customary grace and cure periods) nonpayment of principal or interest; breach of other agreements in the Indenture; defaults in failure to pay certain other indebtedness; certain events of bankruptcy or insolvency; the failure to pay final judgments in excess of certain amounts of money against the Issuer and its significant subsidiaries; the failure of certain guarantees to be enforceable (other than in accordance with the terms of the Indenture); and the assertion by the Issuer, Wayfair or any guarantor that is a significant subsidiary in any pleading that any security interest related to the Notes is invalid or unenforceable.

The foregoing description is qualified in its entirety by reference to the text of the Indenture and the Form of Note, which are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Amended and Restated Credit Agreement

On March 13, 2025 (the “Effective Date”), Wayfair and certain of its subsidiaries (together, the “Guarantors”) and Wayfair LLC, a subsidiary of Wayfair, as borrower (the “Borrower”), entered into that certain amended and restated credit agreement (the “Amended and Restated Credit Agreement”), among Wayfair, the Borrower, the lenders and letter of credit issuers parties thereto and Citibank, N.A., in its capacity as administrative agent, collateral agent and a letter of credit issuer. The Amended and Restated Credit Agreement amends and restates and replaces that certain credit agreement, dated as of March 24, 2021 (as amended, amended and restated, supplemented and/or otherwise modified from time to time prior to entry into the Amended and Restated Credit Agreement), by and among the Borrower, Wayfair, each other credit party from time to time party thereto, each lender from time to time party thereto, Citibank N.A. as the administrative agent for the lenders and letter of credit issuer, and each other letter of credit issuer from time to time party thereto.

The Amended and Restated Credit Agreement provides for a $500 million senior secured revolving credit facility (the “Revolver”) with a maturity of March 13, 2030, subject to a springing earlier maturity in certain circumstances. The Borrower may from time to time request that the letter of credit issuers under the Amended and Restated Credit Agreement issue letters of credit, with any issuances reducing the availability of credit under the Revolver. Any amounts outstanding under the Revolver are due at maturity.

The Borrower’s obligations under the Revolver are guaranteed by the Guarantors. The obligations of the Borrower and the Guarantors are secured by first-priority liens on substantially all of the assets of the Borrower and the Guarantors, including, with certain exceptions, all of the capital stock of Wayfair’s domestic subsidiaries and 65% of the voting capital stock and 100% of the non-voting capital stock of Wayfair’s first-tier foreign subsidiaries.

The proceeds of the Revolver may be used to finance working capital and other general corporate purposes.

Revolver borrowings bear interest through maturity at a variable rate based upon, at the Borrower’s option, (i) with respect to loans denominated in U.S. dollars, either (x) the Adjusted Term SOFR (as defined in the Amended and Restated Credit Agreement) rate or (y) the base rate (which is the highest of (x) the prime rate, (y) one-half of 1.00% in excess of the federal funds effective rate and (z) 1.00% in excess of the one-month Adjusted Term SOFR rate), (ii) with respect to loans denominated in an alternative currency (other than Pounds Sterling), the Adjusted Eurocurrency

Rate (as defined in the Amended and Restated Credit Agreement) or (iii) with respect to loans denominated in Pounds Sterling, the RFR (as defined in the Amended and Restated Credit Agreement) rate, plus, in each case, an applicable margin. As of the Effective Date and for the first full fiscal quarter following the Effective Date, the applicable margin for Adjusted Term SOFR loans and Adjusted Eurocurrency Rate loans is 1.25% per annum and the applicable margin for base rate loans is 0.25% per annum and the applicable margin for RFR loans is 1.2826% per annum. The applicable margin is subject to specified changes depending on Wayfair’s Consolidated Senior Secured Debt to Consolidated EBITDA Ratio (as defined in the Amended and Restated Credit Agreement). The Amended and Restated Credit Agreement contains affirmative and negative covenants customarily applicable to senior secured revolving credit facilities, including covenants that, among other things, limit or restrict our ability, subject to negotiated exceptions, to incur additional indebtedness and additional liens on our assets, engage in mergers or acquisitions or dispose of assets, pay dividends or make other distributions, voluntarily prepay other indebtedness, enter into transactions with affiliated persons, make investments, or change the nature of our businesses. The Revolver also contains customary events of default, subject to thresholds and grace periods, including, among others, payment default, covenant default, cross default to other material indebtedness and judgment default. In addition, the Amended and Restated Credit Agreement requires Wayfair to maintain a Consolidated Senior Secured Debt to Consolidated EBITDA Ratio of 4.00 to 1.00, subject to a 0.50 step up following certain permitted acquisitions.

The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K under the headings “Indenture” and “Amended and Restated Credit Agreement” is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated March 13, 2025, among Wayfair LLC, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent

4.2	Form of Note (included in Exhibit 4.1)

10.1	Amended and Restated Credit Agreement dated March 13, 2025, among Wayfair Inc., Wayfair LLC and Citibank, N.A., as the Administrative Agent

104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAYFAIR INC.

Date: March 14, 2025	/s/ Andrew Oliver
Andrew Oliver
Deputy General Counsel and Assistant Secretary